EXHIBIT 5



McGUIREWOODS LLP
Bank of America Tower
50 North Laura Street
Suite 3300
Jacksonville, FL 32202-3661
Phone: 904.798.3200
Fax: 904.798.3207
www.mcguirewoods.com

                 MCGUIREWOODS


                             January 16, 2004



Florida Rock Industries, Inc.
155 East 21st Street
Jacksonville, Florida  32206

          Re:  Florida Rock Industries, Inc. 1980 Employee Stock
          Purchase Plan As Revised February 7, 2001 - Post-
          Effective Amendment No. 2 to Registration Statement on
          Form S-8

Ladies and Gentlemen:

     We are counsel to Florida Rock Industries, Inc., a Florida corporation (the "Company"), in connection with the Post-Effective Amendment No. 2 (the "Amendment") to the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offer and sale of 375,000 additional shares (the "Shares") of the Company's common stock, par value $0.10 per share, pursuant to the Florida Rock Industries, Inc. 1980 Employee Stock Purchase Plan as revised February 7, 2001 (the "Plan") as a result of a three-for-two stock split dividend payable as of January 16, 2004 to shareholders of record on January 2, 2004.

     In rendering this opinion, we have examined: (a) the Amendment; (b) the Registration Statement; (c) the Plan; (d) a copy of the Company's bylaws; and (e) a record of the proceedings of the Company relating to the authorization of the issuance and delivery of the Shares, pursuant to the Plan. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed, without inquiry, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with authentic original documents of any copies thereof submitted to us for our examinations.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, upon issuance and delivery thereof as contemplated by the Plan, will be legally issued, fully paid and nonassessable.

     We express no opinion as to the application of the securities or "blue sky" laws of the various states to the sale of the Shares.

     The opinions rendered herein are limited to the law of the State of Florida and the federal law of the United States.

     This opinion is being delivered in connection with the Amendment and, accordingly, may not be used for any other purpose without our prior written consent. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

     We hereby consent to the use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this opinion, and to the use of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name as counsel for the Company and to any references to this firm in the prospectus that constitutes part of the Registration Statement.

     In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,



                                /s/ McGuireWoods LLP